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Exhibit 5.1

June 27, 2003

First Consulting Group, Inc.
111 West Ocean Boulevard, 4th Floor
Long Beach, California 90802

Attn: Board of Directors

  Re:
  Registration Statement on Form S-8

Ladies and Gentlemen:

        You have requested my opinion as General Counsel of First Consulting Group, Inc., a Delaware corporation (the "Company"), with respect to certain matters in connection with the filing by the Company of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 1,250,000 shares of the Company's common stock, par value $0.001 per share (the "Shares") pursuant to the 2000 Associate Stock Purchase Plan.

        In connection with this opinion, I have examined the Registration Statement, the Plan and related Prospectus, the Company's Amended and Restated Certificate of Incorporation, Bylaws, and such other documents, records, certificates, memoranda and other instruments, as I deem necessary as a basis for this opinion. I have assumed the genuineness and authenticity of all documents submitted to me as originals, the conformity to originals of all documents submitted to me as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

        On the basis of the foregoing, and in reliance thereon, I am of the opinion that the Shares, when sold and issued in accordance with the Plan and related Prospectus and the Registration Statement, and delivery and payment therefore of legal consideration in excess of the aggregate par value of the Share issued, will be validly issued, fully paid and nonassessable securities of the Company.

        I consent to the filing this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ MICHAEL A. ZUERCHER Michael A. Zuercher Vice President, General Counsel and Secretary

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  Exhibit 5.1